Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Rovi Corporation

Santa Clara, California

We hereby consent to the incorporation by reference in the Registration Statements Nos. 333-150626, 333-152485, 333-171706 and 333-172886 on Form S-8 of Rovi Corporation (formerly known as Macrovision Solutions Corporation) and Registration Statement No. 333-152337 on Form S-3ASR of Macrovision Solutions Corporation of our report dated May 29, 2009 relating to the 2009 consolidated financial statements and schedule of Sonic Solutions. We also consent to the incorporation by reference in this Amendment No. 1 to the 8-K/A of our report dated May 29, 2009 relating to the 2009 consolidated financial statements and schedule of Sonic Solutions.

/s/ BDO USA, LLP

San Francisco, California

May 3, 2011